Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM’S INNERCOOL THERAPIES UNIT ANNOUNCES AUSTRALIAN

DISTRIBUTION AGREEMENT FOR COOLBLUE AND RAPID BLUE SYSTEMS

SAN DIEGO, CA – March 19, 2008 – Cardium Therapeutics (AMEX: CXM) and its operating unit InnerCool Therapies announced today that InnerCool has entered into a distribution agreement with Lifehealthcare Pty Ltd., one of Australia’s leading medical device distributors and healthcare service providers. Under terms of the agreement, Lifehealthcare will have exclusive marketing, sales and distribution rights in Australia and New Zealand for InnerCool’s portfolio of temperature modulation systems. This agreement covers InnerCool’s CoolBlue, a nurse-friendly and cost-effective surface cooling temperature modulation system, which was launched in the U.S. market during the fourth quarter 2007, as well as InnerCool’s, premium-priced, high-performance RapidBlue endovascular cooling system, which is expected to be launched in the U.S. market in the second quarter 2008. RapidBlue is planned to be available for the New Zealand and Australia markets in the third quarter 2008.

“We are pleased to have this distribution agreement with Lifehealthcare. The company is establishing one of the finest medical equipment distribution networks in Australia and New Zealand and their sales force already has experience in selling temperature modulation products,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium Therapeutics and InnerCool Therapies. “Partnering with an experienced regional distributor is designed to accelerate the growth of InnerCool’s temperature modulation business without the costs associated with developing our own international direct sales team.”

InnerCool’s Surface and Endovascular Temperature Modulation Systems

InnerCool’s new CoolBlue surface temperature modulation system, which includes a console and a disposable CoolBlue™ vest with upper thigh pads, is designed to provide a tool for use in less acute patients or in clinical settings best suited to prolonged temperature management. InnerCool’s CoolBlue vest and thigh pads wrap the body without requiring any adhesives to stick to the skin and produce cooling rates of around 1°C per hour, i.e. similar to those of currently-marketed surface cooling systems and endovascular systems using inflatable balloon-based catheters. InnerCool’s CoolBlue external or surface-based temperature modulation system is designed to cool or warm patients from outside of their bodies and is intended for use in less acute settings such as in-hospital fever management.

InnerCool’s next-generation RapidBlue™ system for high-performance endovascular temperature modulation is expected to receive FDA clearance in the second quarter 2008, and to initially have the same clearance as its current Celsius Control™ System. The RapidBlue system includes a programmable console with an enhanced user interface and a catheter designed to quickly modulate patient temperature in association with surgery or other medical procedures. The RapidBlue system powers InnerCool’s Accutrol™ catheter, which has a flexible metallic temperature control element and a built-in temperature feedback sensor to provide fast and precise patient temperature control.

About Patient Temperature Modulation

Patient temperature modulation is a rapidly-advancing field focused on preserving ischemic tissue and improving patient outcomes following major medical events such as stroke, cardiac arrest and heart attack, as well as in the management of patients experiencing trauma or fever. Temperature modulation is intended to cool patients in order to reduce cell death and damage caused by ischemic events in which blood flow to critical organs such as the heart or brain is restricted, and to prevent or reduce associated injuries such as adverse neurologic outcomes.

Numerous scientific and medical articles have described the usefulness of temperature modulation, such as induced hypothermia (cooling), which is designed to protect endangered cells, prevent tissue death and preserve organ function following acute events associated with severe oxygen deprivation such as stroke or cardiac arrest. Therapeutic hypothermia is believed to work by protecting critical tissues and organs (such as the brain, heart and kidneys) following ischemic or inflammatory events, by lowering metabolism and preserving cellular energy stores, thereby potentially stabilizing cellular structure and preventing or reducing injuries at the cellular, tissue and organ level. Two international clinical trials on hypothermia after cardiac arrest published in The New England Journal of Medicine demonstrated that induced hypothermia reduced mortality and improved long-term neurological function. Based on these and other results, the American Heart Association (AHA) and the International Liaison Committee on Resuscitation (ILCOR) have issued guidelines recommending that cardiac arrest victims be treated with induced hypothermia.

Ischemic diseases constitute the largest segment of the medical market in the United States and in almost all developed countries worldwide. For example, in the U.S. and other developed countries, an estimated 1.4 million people experience cardiac arrest each year, of which an increasing number (currently about 350,000) survive to receive advanced care. The AHA guidelines now recommend the use of therapeutic cooling as part of the critical care procedures for patients with an out-of-hospital cardiac arrest following ventricular fibrillation. With respect to heart attacks, an estimated 325,000 people in the U.S., and approximately 375,000 people outside the U.S., receive emergency angioplasty or anti-clotting treatment as first-line care. Cardium and InnerCool recently announced positive preclinical effects of hypothermia following heart attack and announced a clinical study being co-sponsored by a leading cardiology center in Sweden.

In the area of stroke, approximately 700,000 Americans experience a stroke each year, and a comparable number of patients are affected outside the U.S. Although tissue plasminogen activator (tPA) has been shown to lessen damage associated with a stroke, particularly if it can be administered within three hours of onset, many stroke patients continue to suffer advanced neurologic damage even though they have received tPA. More importantly, most stroke victims do not arrive at the hospital in time to be candidates for tPA.

The American Stroke Association (ASA) has now identified the use of therapeutic hypothermia as a promising area of research for the potential treatment of stroke victims, and it is the subject of ongoing clinical studies being sponsored by InnerCool Therapies and supported by the U.S. National Institutes of Health.

For fever control, surface cooling devices are becoming one of several important therapies to help manage patients who experience fevers in association with severe neurologic injuries or other medical conditions. The ASA and the American Association of Neurological Surgeons (AANS), as well as other organizations internationally, now recommend proactive fever reduction following neurological injury. The company estimates that more than 450,000 hospital patients in the U.S. experience neurologic or non-neurologic fever conditions that either require or could benefit from proactive therapies to reduce patients’ body temperatures. Fever patients typically require treatment for multiple days, sometimes as long as a week.

About InnerCool

InnerCool Therapies, Inc., a subsidiary of Cardium Therapeutics, Inc., is a San Diego-based medical technology company in the emerging field of patient temperature modulation, which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about InnerCool and patient temperature modulation, please visit www.innercool.com.

InnerCool’s CoolBlue surface temperature modulation system, which includes a console and a disposable CoolBlue™ vest with upper thigh pads, is designed to provide a complementary tool for use in less acute patients or in clinical settings best suited to prolonged temperature management. InnerCool’s CoolBlue vest and thigh pads wrap the body without requiring any adhesives to stick to the skin and produce cooling rates of around 1°C per hour, i.e. similar to those of currently-marketed surface cooling systems and endovascular systems using inflatable balloon-based catheters. InnerCool’s CoolBlue external or surface-based temperature modulation system is designed to cool or warm patients from outside of their bodies and is intended for use in less acute settings such as in-hospital fever management.

InnerCool’s endovascular approach to patient temperature modulation is based on a single-use flexible metallic catheter and a fully-integrated cooling system, which allows for rapid and controlled cooling and re-warming. InnerCool’s endovascular system integrates a number of desirable features including a slim catheter profile, a highly efficient flexible metallic thermal transfer element, a built-in temperature monitoring sensor, and a programmable console capable of rapidly and controllably inducing, maintaining and reversing therapeutic cooling. InnerCool’s endovascular catheter-based Celsius Control System has received FDA 510(k) clearance for use in inducing, maintaining and reversing mild hypothermia in neurosurgical patients, both in surgery and in recovery or intensive care. The system has also received FDA clearance for use in cardiac patients in order to achieve or maintain normal body temperatures during surgery and in recovery / intensive care, and as an adjunctive treatment for fever control in patients with cerebral infarction and intracerebral hemorrhage. Potential additional applications of the technology include endovascular cooling for cardiac arrest, acute ischemic stroke and myocardial infarction (heart attack). InnerCool’s next-generation RapidBlue™ system for high-performance endovascular temperature modulation is expected to receive FDA clearance in the second quarter 2008, and to initially have the same clearance as the Celsius Control System. The RapidBlue system includes a programmable console with an enhanced user interface and a catheter designed to quickly modulate patient temperature in association with surgery or other medical procedures. The RapidBlue system powers InnerCool’s Accutrol™ catheter, which has a flexible metallic temperature control element and a built-in temperature feedback sensor to provide fast and precise patient temperature control.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. Cardium’s lead product candidate, Generx™ (alferminogene tadenovec, Ad5FGF4), is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its 2006 Annual Report at http://www.cardiumthx.com/flash/pdf/2006CardiumAnnualReport.pdf.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of patient temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium's InnerCool subsidiary and patient temperature modulation, including InnerCool’s Celsius Control System™, which has received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

Cardium’s Tissue Repair Company subsidiary (TRC) is a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate™, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM™) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that new distribution agreements or other commercialization efforts will effectively accelerate InnerCool’s patient temperature modulation business, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or proposed products will prove to be sufficiently safe and effective, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that results or trends observed in one clinical study will be reproduced in subsequent studies, that third parties on whom we depend will behave as anticipated, that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development, testing and marketing of therapeutic hypothermia devices and whether our efforts to launch new devices and systems will be successful or completed within the time frames contemplated, risks and uncertainties that are inherent in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2008 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Gene Activated Matrix™, GAM™ and Excellarate™ are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, Celsius Control System™, RapidBlue™, CoolBlue™ and

Accutrol™ are trademarks of InnerCool Therapies, Inc.